UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 29, 2024

Flutter Entertainment plc

(Exact Name of Registrant as Specified in its Charter)

Ireland	001-37403	98-1782229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Belfield Office Park, Beech Hill Road Clonskeagh, Dublin 4 Ireland		D04 V972
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: +353 (87) 223 2455

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value of €0.09 per share	FLUT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture with respect to 6.375% and 5.000% Senior Secured Notes due 2029

On April 29, 2024, Flutter Treasury DAC (the “Issuer”), an indirect, wholly owned subsidiary of Flutter Entertainment plc (the “Company”), issued and sold $525 million aggregate principal amount of USD-denominated 6.375% senior secured notes due 2029 (the “USD Notes”) and €500 million aggregate principal amount of EUR-denominated 5.000% senior secured notes due 2029 (the “EUR Notes” and, together with the USD Notes, the “Notes”), which mature on April 29, 2029, pursuant to an indenture dated as of April 29, 2024, by and among the Issuer, the guarantors named on the signature pages thereto (the “Guarantors”), Citibank, N.A., London Branch, as trustee and Wilmington Trust (London) Limited as security agent (the “Indenture”). The Notes were sold within the United States only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Notes were issued at 100% of their par value. The USD Notes bear interest at a rate of 6.375% per year and the EUR Notes bear interest at a rate of 5.000% per year, both payable semi-annually in arrear. The Notes are senior secured obligations of the Issuer and are guaranteed on a senior secured basis by the Company and the other Guarantors, which are also borrowers under or guarantors of the Company’s senior secured credit facilities.

The Company intends to use the proceeds from the offering of the Notes to (i) repay borrowings under the existing syndicated facility agreement dated July 10, 2018, (ii) repay borrowings under the existing multi-currency revolving credit facility, and (iii) pay certain costs, fees and expenses in connection with the offering of the Notes.

Upon the occurrence of certain events constituting a Change of Control (as defined in the Indenture), the holders of the Notes will have the right to require the Issuer to make an offer to repurchase each holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of purchase.

Prior to April 15, 2026, the Issuer will be entitled, at its option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of such Notes being redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding the date of the redemption, plus a make-whole premium. In addition, prior to April 15, 2026, the Issuer may also redeem up to 40% of the aggregate principal amount of each series of Notes using the net cash proceeds from certain equity offerings at a price equal to 106.375% of the principal amount of the USD Notes and 105.000% of the principal amount of the EUR Notes being redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding the date of the redemption, subject to certain conditions. Furthermore, at any time prior to April 15, 2026, the Issuer may, during each twelve month period commencing April 29, 2024, redeem up to 10% of the aggregate principal amount of each series of Notes at a redemption price equal to 103% of the principal amount redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption.

Beginning on April 15, 2026, the Issuer may redeem one or both series of the Notes in whole or in part at a redemption price equal to 103.188% of the principal amount of the USD Notes and 102.500% of the principal amount of the EUR Notes being redeemed. Beginning on April 15, 2027, the Issuer may redeem one or both series of the Notes in whole or in part at a redemption price equal to 101.594% of the principal amount of the USD Notes and 101.250% of the principal amount of the EUR Notes being redeemed. Beginning on April 15, 2028, the Issuer may redeem one or both series of the Notes in whole or in part at a redemption price equal to 100.000% of the principal amount of the Notes being redeemed.

The Notes contain covenants limiting, among other things, the Company’s and its subsidiaries’ ability to incur liens or consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets. These covenants are subject to a number of important exceptions and qualifications. The Notes also contain customary events of default, the occurrence of which could result in the principal of and accrued interest on the Notes to become or be declared due and payable.

Each of the foregoing descriptions of each of the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of each of such documents, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of April 29, 2024, by and among Flutter Treasury DAC, as Issuer, the Guarantors party thereto, Citibank, N.A., London Branch, as trustee, paying agent, transfer agent and registrar and Wilmington Trust (London) Limited as security agent.

4.2	Form of Notes (included in Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flutter Entertainment plc
(Registrant)

Date: April 29, 2024	By:	/s/ Edward Traynor
	Name:	Edward Traynor
	Title:	General Counsel and Company Secretary